Exhibit 99.1

News From

Buena, NJ 08310

Release Date: February 5, 2020

Teligent, Inc. Announces Transition in Leadership

BUENA, N.J., February 5, 2020 (GLOBE NEWSWIRE) -- Teligent, Inc. (NASDAQ: TLGT) (“Teligent” or the “Company”), a New Jersey based specialty generic pharmaceutical company, today announced a transition in leadership.

Teligent has announced that Jason Grenfell-Gardner will be stepping down immediately as President, CEO and member of the Board of Directors. Mr. Grenfell-Gardner and the Board of Directors have mutually agreed that now is the right time to transition the leadership of the Company. The Company thanks Mr. Grenfell-Gardner for service over the past seven and a half years and wishes him success in his future endeavors.

The Company further announced that Tim Sawyer has joined as CEO and President of the Company, effective immediately.

Mr. Sawyer spent 16 years at Barr Laboratories, where he held several senior executive positions in general management, marketing, and sales. Mr. Sawyer was Executive Vice President, Global Generic Sales and Marketing and led a team of nearly 2,000 employees in 25 countries with sales of $2.3B. Mr. Sawyer successfully developed and implemented strategies to improve sales and marketing ROI; align product development activities with market needs; and execute acquisitions strengthening market position and supporting the divestiture of non-strategic assets. In prior positions at Barr, Mr. Sawyer worked closely with the production planning function ensuring excellent customer service and his team was recognized for its performance with awards from key national customers for quality, service and professionalism. Mr. Sawyer was also responsible for aligning product research and development initiatives with sales and marketing strategies to ensure launch of “unique” generic products with limited competition and barriers to entry.

Subsequent to his experience at Barr, Mr. Sawyer was Senior Vice President, Corporate Strategic Development at Mylan where he led a team to identify, evaluate, recommend and execute inorganic opportunities that enabled Mylan to accelerate both short and long-term growth. Mr. Sawyer also has experience working in private equity backed companies in the generic and OTC sectors.

The Company remains committed to its mission to become a leader in the specialty generic pharmaceutical market. Mr. Sawyer will focus on execution toward achieving the Company’s mission and goals, including resolve the warning letter from the U.S. Food and Drug Administration (“FDA”) dated November 26, 2019; pass a prior approval inspection and launch its first injectable product to be manufactured out of the recently completed expansion of its facility in Buena, NJ; leverage its expanded manufacturing capacity and enhanced quality capabilities; expand its customer base; and accelerate revenue and EBITDA growth. Mr. Sawyer will also work to complete the Company’s previously announced strategic review of assets non-core to the Company’s long-term strategy. “I am excited to join Teligent and look forward to working with the team to drive execution, launch new products out of the Buena facility and accelerate Company performance,” said Mr. Sawyer.

Inducement Award

In connection with the hiring of Mr. Sawyer, in addition to other compensation disclosed in Teligent’s Current Report on Form 8-K, Teligent’s Board of Directors authorized the grant to Mr. Sawyer of a non-qualified stock option to purchase up to 1,500,000 shares of Teligent’s common stock, effective February 4, 2020. The option grant is an inducement material to Mr. Sawyer’s entering into employment with Teligent in accordance with Nasdaq Listing Rule 5635(c)(4). The option has a ten-year term and an exercise price of $0.39 per share, the fair market value of Teligent’s common stock on the date of grant. The option will vest as follows: one-fourth (1/4) of the shares shall vest and become exercisable on each of the first, second, third and fourth anniversaries of Mr. Sawyer’s first date of employment, subject to Mr. Sawyer’s continued employment. The option grant is subject to the terms and conditions of a stock option agreement.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company.  Our mission is to be a leading player in the specialty generic prescription drug market.  Learn more on our website www.teligent.com.

Contact:

Damian Finio

Teligent, Inc.

856-336-9117
www.teligent.com